Exhibit 10.9

ALIGN TECHNOLOGY, INC.
CEO FORM
AMENDED AND RESTATED 2005 INCENTIVE PLAN
NOTICE OF GRANT OF MARKET STOCK UNITS
Unless otherwise defined herein, the terms defined in the Amended and Restated 2005 Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Market Stock Units (the “Notice of Grant”).
Participant:
Address:

You (the “Participant”) have been granted an award (“Award”) of market-performance based Restricted Stock Units (“Market Stock Units”), subject to the terms and conditions of the Plan, this Notice of Grant and the Market Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) [and consistent with the terms of the Participant’s Amended and Restated Chief Executive Officer Employment Agreement dated April 17, 2015 (the “CEO Employment Agreement”),] as follows:
Date of Grant:

Target Number of Market Stock Units:	____________ Market Stock Units (the “Target Number of Market Stock Units”)

Maximum Number of Market Stock Units:	____________ (the “Maximum Number of Market Stock Units”)

Performance Period:	Three years from [______] of the year of grant (the “Performance Period”). The Performance Period is subject to adjustment under certain limited circumstances under Section 3(a) of Exhibit A below.

Performance Matrix:
The number of Market Stock Units in which Participant may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance (as defined below) as compared to the NASDAQ Composite Stock Price Performance (as defined below) for the Performance Period and will be determined in accordance with Section 1 of Exhibit A.

Vesting Schedule:
Subject to the terms and conditions of the Plan and the provisions in the attached Market Stock Unit Agreement and consistent with the Participant’s CEO Employment Agreement, the Participant will vest in his or her Calculated Market Stock Units (as defined below) on the 3-year anniversary of the Date of Grant (the “Vesting Date”). The schedule by which the Calculated Market Stock Units may vest is subject to adjustment and acceleration under certain limited circumstances under Section 3 of Exhibit A below).

By accepting this agreement, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document. You further agree to accept, acknowledge and execute this Agreement as a condition to receiving any Market Stock Units under this Award.
Nothing in this Notice of Grant or in the attached Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

EXHIBIT A
MARKET STOCK UNIT AGREEMENT
1.Grant.
(a)    The Company hereby grants to Participant under the Plan an Award of Market Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.
(b)    Subject to Section 3 below, the number of Market Stock Units in which the Participant may vest in accordance with the Vesting Schedule set forth in the Notice of Grant will depend upon the Company’s Stock Price Performance as compared to the NASDAQ Composite Index Performance calculated on the [____________] (the “Measurement Date”), determined as follows:
(i)    Performance Calculation.
1.    The “Company’s Stock Price Performance” means the percentage increase or decrease in (i) the average adjusted closing price per share of the Company’s common stock during the 30 trading-day period ending [___________] of the year of grant over (ii) the average adjusted closing price of the Company’s common stock during the 30 trading-day period ending on the Measurement Date.
2.    The “NASDAQ Composite Index Performance” means the percentage increase or decrease in (i) the adjusted index value of the NASDAQ Composite Index during the 30 trading-day period ending February 15 of the year of grant over (ii) the adjusted index value of the NAQDAQ Composite Index during the 30 trading-day period ending on the Measurement Date.
3.    The Company’s Stock Price Performance will be compared against the NASDAQ Composite Index Performance (each expressed as a growth rate percentage) to result in a growth rate (the “Growth Rate Delta”) equal to the Company’s Stock Price Performance minus the NASDAQ Composite Index Performance. The Growth Rate Delta will be calculated on the Measurement Date.
(ii)    Market Stock Unit Calculation.
1.    If the Growth Rate Delta is equal to 0%, the number of Market Stock Units that will be eligible to vest (the “Calculated Market Stock Units”) on the Measurement Date will equal 100% of the Target Number of Market Stock Units.
2.    If the Growth Rate Delta is greater or less than 0%, the number of Market Stock Units that will be Calculated Market Stock Units will equal: (i)  the Target Number of Market Stock Units, multiplied by (ii) the sum of (A) 100% plus (B) three times the Growth Rate Delta; provided, however, that in no event will more than the Maximum Number of Market Stock Units become Calculated Market Stock Units. If the Growth Rate Delta is less than or equal to negative-33.3%, then the number of Target Market Stock Units that will become Calculated Market Stock Units will equal 0.
(iii)    Examples (for illustration purposes only).
1.    Example #1: If the Growth Rate Delta equaled 20%, then 160% (equal to 100% plus (3 times 20%)) of the Target Number of Market Stock Units would be Calculated Market Stock Units.
2.    Example #2: If the Growth Rate Delta equaled negative-20%, then 40% (equal to 100% plus 3 times negative-20%)) of the Target Number of Market Stock Units would be Calculated Market Stock Units.
2.Company’s Obligation to Pay. Each Market Stock Unit represents a value equal to the Fair Market Value of a Share on the date it is granted. Unless and until the Market Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Market Stock Units. Prior to actual payment of any vested Market Stock Units, such Market Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Payment of any vested Market Stock Units will be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.
3.Vesting Schedule. The Market Stock Units awarded by this Agreement will vest in Participant according to the Vesting Schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through the Vesting Date; provided however:
(a)    Upon a Change of Control (as such term is defined in the Participant’s CEO Employment Agreement), and subject to Participant’s continuing to be a Service Provider through such date, the vesting of the Calculated Market Stock Units will accelerate on a pro rata basis based on (i) the amount of time that has lapsed between the Date of Grant and the date of the closing of the Change of Control relative to (ii) the original 3-year performance period (with the number of Calculated Market Stock Units eligible to be earned calculated using the amount to be paid to holders of the Company’s Common Stock in the Change of Control transaction). Any unvested Calculated Market Stock Units that do not accelerate based on the terms of the preceding sentence will vest ratably in substantially equal installments on each anniversary of the Date of Grant that occurs following the closing date of such Change of Control transaction with the final vesting date to be the 3-year anniversary of the Date of Grant, to the extent any Calculated Market Stock Units remain outstanding following the Change of Control and subject to Participant continuing to be a Service Provider through the applicable vesting date.
(b)    In the event Participant’s employment with the Company terminates as a result of Participant’s death or Disability (as such term is defined in the Employment Agreement) following the Start Date (as such term is defined in the Employment Agreement), then, on the date of such termination, Participant will vest in the Calculated Market Stock Units (with the number of Calculated Market Stock Units eligible to be earned calculated using the date of employment termination as the measurement date for purposes of calculating the Company’s total shareholder return compared to that of the NASDAQ Composite).
(c)    If upon or within 18 months following a Change of Control (as such term is defined in the CEO Employment Agreement) (i) the Company (or any parent or subsidiary or successor of the Company) terminates Participant’s employment with the Company other than for Cause (as such term is defined in the CEO Employment Agreement), death or Disability (as such term is defined in the CEO Employment Agreement), or (ii) Participant resigns from such employment for Good Reason (as such term is defined in the CEO Employment Agreement), then, subject to the terms and conditions of Section 8 of the Employment Agreement, Participant will be entitled to 100% accelerated vesting.
4.Forfeiture upon Termination of Status as a Service Provider. Subject to Section 3 hereof, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Market Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
5.Payment after Vesting. Any Market Stock Units that vest in accordance with Section 3 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 19, any Shares will be issued to Participant as soon as practicable after the relevant vesting date, but in any event, within the period ending on the later to occur of the date that is two-and-one-half months from the end of (a) Participant’s tax year that includes the vesting date, or (b) the Company’s tax year that includes the vesting date.
6.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Withholding of Taxes.
(a)    Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the Market Stock Units, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Market Stock Units. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Market Stock Units or the subsequent sale of Shares issuable pursuant to the Market Stock Units. The Company and its Subsidiaries do not commit and are under no obligation to structure the Market Stock Units to reduce or eliminate the Participant’s tax liability.
(b)    Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the Market Stock Units. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligations, in whole or in part, by withholding otherwise deliverable Shares having an aggregate Fair Market Value sufficient to (but not exceeding) the minimum amount required to be withheld. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to the Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant, provided that the Participant shall be entitled to any award adjustments provided pursuant to Section 18(a) of the Plan.
9.No Effect on Service. Participant acknowledges and agrees that the vesting of the Market Stock Units pursuant to Section 3 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder), subject, however, to the provisions in Section 3(a)-(c) above). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause.
10.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator at Align Technology, Inc., 2820 Orchard Parkway, San Jose, CA 95131, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Participant regarding his Market Stock Unit award shall comply with the notice provisions in the Participant’s CEO Employment Agreement.
11.Grant is Not Transferable. Except to the limited extent provided in Section 6, or, in the event of Participant’s death, by his will or the laws of descent or distribution (pursuant to Section 15 of the Plan) or as otherwise determined by the Plan Administrator (pursuant to Section 15 of the Plan), this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding the above, the rights relating to Participant’s Restricted Stock Unit grant can be exercised on the Participant’s behalf by his legal representative in the event of his legal incapacity, or, in the event of his death, by his designated beneficiary (if any) or, if no beneficiary is designated with respect to his Restricted Stock Units, by his estate.
12.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. The Company represents and acknowledges that, as of the Date of Grant, there are currently no delivery restrictions in effect of the type referred to in this Section 13.
14.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
15.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Market Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
16.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Market Stock Units awarded under the Plan or future Market Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19.Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Market Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Market Stock Units would result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Market Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Market Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Market Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
20.Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Market Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Market Stock Units is made and/or to be performed.
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By Participant’s acceptance of this Agreement, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement, but does not waive any rights he has under his CEO Employment Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Market Stock Units if and to the extent that the Company is not otherwise notified of any such change.

JOSEPH M. HOGAN                    .

Signature

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